Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-58298 and the related Prospectus (2000 Stock Option Plan) of Orient-Express Hotels Ltd. on Form S-8, and in the Registration Statement No. 333-129152 and the related Prospectus (2004 Stock Option Plan) of Orient-Express Hotels Ltd. on Form S-8, of our reports dated March 3, 2006, relating to the consolidated financial statements and financial statement schedule of Orient-Express Hotels Ltd. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

London, England
March 3, 2006